Exhibit 10.1

INVESTMENT AGREEMENT

By and Between

BANK OF AMERICA, N.A.

and

COUNTRYWIDE FINANCIAL CORPORATION

Dated as of August 22, 2007

ARTICLE I
DEFINITIONS
Section 1.01.	Definitions	1
Section 1.02.	General Interpretive Principles	4
ARTICLE II
SALE AND PURCHASE OF THE PREFERRED SECURITIES
Section 2.01.	Sale and Purchase of the Preferred Securities	5
Section 2.02.	Closing	5
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01.	Representations and Warranties of the Company	5
Section 3.02.	Representations and Warranties of Purchaser	15
ARTICLE IV
ADDITIONAL AGREEMENTS OF THE PARTIES
Section 4.01.	Taking of Necessary Action	17
Section 4.02.	Acquisition Proposals	17
Section 4.03.	Financial Statements and Other Reports	18
Section 4.04.	Inspection of Property	19
Section 4.05.	Post-Conversion Lockup; Redemption	20
Section 4.06.	Standstill	20
Section 4.07.	Securities Laws; Legends	22
Section 4.08.	Lost, Stolen, Destroyed or Mutilated Securities	22
Section 4.09.	Regulatory Matters	22
Section 4.10.	Share Listing	23
Section 4.11.	Business Strategy	23
ARTICLE V
CONDITIONS
Section 5.01.	Conditions of Purchase	24
Section 5.02.	Conditions of Sale	25
ARTICLE VI
MISCELLANEOUS
Section 6.01.	Survival of Representations and Warranties	25
Section 6.02.	Notices	25
Section 6.03.	Entire Agreement; Third Party Beneficiaries; Amendment	27

-i-

Exhibits

A	- Form of Certificate of Designations

B	- Form of Registration Rights Agreement

-ii-

INVESTMENT AGREEMENT

     INVESTMENT AGREEMENT (the “Agreement”), dated as of August 22, 2007, by and between Bank of America, N.A., a national banking association (“Purchaser”), and Countrywide Financial Corporation, a Delaware corporation (the “Company”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

     WHEREAS, Purchaser has agreed to purchase, and the Company has agreed to sell, subject to the terms and conditions of this Agreement, Preferred Securities (as defined below);

     WHEREAS, the Company and Purchaser desire to set forth certain agreements herein.

     NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

Definitions

     Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Acquisition Proposal” shall have the meaning set forth in Section 4.02(c) .

     “Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). To the extent that any such term is used in relation to or in connection with any statute and the definition of such term in such statute is broader or different, then, in such context, such term shall have the meaning set forth in such statute.

     “Agency” shall have the meaning set forth in Section 3.01(o).

     “Agreement” shall have the meaning set forth in the preamble hereto.

     “Ancillary Documents” shall mean the Certificate of Designations and the Registration Rights Agreement.

     “Beneficially Own” shall have the meaning set forth in Section 4.06(b).

     “Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

     “Certificate of Designations” shall have the meaning set forth in Section 2.01.

     “Closing” and “Closing Date” shall have their meanings set forth in Section 2.02(a).

     “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

     “Common Stock” shall have the meaning set forth in Section 3.01(e).

     “Company” shall have the meaning set forth in the preamble hereto.

     “Company Disclosure Schedule” shall have the meaning set forth in Section 3.01.

     “Company Group” shall have the meaning set forth in Section 3.01(k).

     “Company Indemnitees” shall have the meaning set forth in Section 6.08(b).

     “Company Pension Plans” and “Company Plans” shall have the meanings set forth in Section 3.01(k).

     “Confidentiality Agreement” shall have the meaning set forth in Section 6.06.

     “DGCL” shall mean the Delaware General Corporation Law.

     “ERISA” shall have the meaning set forth in Section 3.01(k).

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “FDIC” shall mean the Federal Deposit Insurance Corporation.

     “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

     “GAAP” shall mean generally accepted accounting principles in the United States of America.

     “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

     “Indemnified Party” shall have the meaning set forth in Section 6.08(c).

     “Indemnifying Party” shall have the meaning set forth in Section 6.08(c).

     “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

     “Investor” shall have the meaning set forth in Section 3.01(o).

     “Insurer” shall have the meaning set forth in Section 3.01(o).

     “IRS” shall have the meaning set forth in Section 3.01(l).

     “Loss” shall have the meaning set forth in Section 6.08(a).

     “Material Adverse Effect” shall mean any material adverse effect on (a) the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include any effects to the extent resulting from (i) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, (iii) actions or omissions of the Company taken with the prior written consent of Purchaser or (iv) changes, after the date hereof, in general economic or market conditions generally affecting the other companies in the industries in which the Company and its Subsidiaries operate, except, with respect to clauses (i), (ii) and (iv), to the extent that the effects of such changes are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole), (b) the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents or (c) the validity or enforceability of this Agreement or any of the Ancillary Documents or the rights or remedies of Purchaser hereunder and thereunder.

     “NYSE” shall mean the New York Stock Exchange.

     “Person” or “person” shall mean an individual, corporation, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     “Preferred Securities” shall have the meaning set forth in Section 2.01.

     “Preferred Stock” shall have the meaning set forth in Section 3.01(e).

     “Purchaser” shall have the meaning set forth in the preamble hereto.

     “Purchaser Indemnitee” shall have the meaning set forth in Section 6.08(a).

     “Purchaser Information” shall have the meaning set forth in Section 3.02(f).

     “Registration Rights Agreement” shall mean the registration rights agreement to be executed by the Company and Purchaser at the Closing, which shall be in the form attached hereto as Exhibit B.

     “Regulatory Filings” shall have the meaning set forth in Section 3.01(p).

     “Reports” shall have the meaning set forth in Section 3.01(f).

     “Rights” shall have the meaning set forth in Section 3.01(e).

     “Rights Agreement” shall have the meaning set forth in Section 3.01(e).

     “SEC” shall mean the United States Securities and Exchange Commission.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

     “Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     “Tax Return” shall mean a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

     “Third Party” shall have the meaning set forth in Section 4.02(a).

     “Transactions” shall have the meaning set forth in Section 3.01(c).

     “Voting Debt” shall have the meaning set forth in Section 3.01(e).

     “Voting Securities” shall have the meaning set forth in Section 4.06(b).

     Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

ARTICLE II

Sale and Purchase of the Preferred Securities

     Section 2.01. Sale and Purchase of the Preferred Securities. Subject to all of the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing provided for in Section 2.02 hereof, the Company will sell to Purchaser, and Purchaser will purchase from the Company, 20,000 shares of the Company’s 7.25% Series B Non-Voting Convertible Preferred Stock, par value $0.05 per share and liquidation preference $100,000 per share (the “Preferred Securities”), for an aggregate purchase price of $2,000,000,000. The Preferred Securities will have the designations, relative rights, preferences and limitations set forth in the Company’s Restated Certificate of Incorporation, as amended, and the Certificate of Designations in the form attached hereto as Exhibit A (the “Certificate of Designations”).

     Section 2.02. Closing. (a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the purchase and sale of the Preferred Securities hereunder (the “Closing”) shall take place at the offices of the Company at 4500 Park Granada, Calabasas, California, concurrently with the execution and delivery of this Agreement by each of the parties (the date that the Closing occurs, the “Closing Date”).

     (b) At the Closing: (i) the Company will deliver to Purchaser certificates for the Preferred Securities registered in the name of Purchaser; (ii) Purchaser, in full payment for the Preferred Securities, will deliver to the Company immediately available funds, by wire transfer to such account as the Company shall specify, in the amount of the purchase price to be paid hereunder pursuant to Section 2.01; and (iii) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article V.

ARTICLE III

Representations and Warranties

     Section 3.01. Representations and Warranties of the Company. Except as disclosed in the Reports filed with or furnished to the SEC by the Company prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-

looking in nature) or in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Purchaser prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 3.01, or to one or more of the Company’s covenants, provided, however, that disclosure in any section of such Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement), the Company represents and warrants to, and agrees with, Purchaser, as of the date hereof (or as of such earlier date in the case of any representation or warranty expressly made as of an earlier date), as follows:

     (a) Organization and Good Standing of the Company; Organizational Documents. (i) The Company is a Delaware corporation registered as a savings and loan holding company under the Home Owners Loan Act of 1933, as amended, is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction would not reasonably be expected to have a Material Adverse Effect. True, complete and correct copies of the Company’s restated certificate of incorporation and by-laws, as in effect as of the date of this Agreement, have previously been made available to Purchaser.

     (b) Organization and Good Standing of Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so authorized, licensed or qualified in any such jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The deposit accounts of Countrywide Bank, FSB are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.

     (c) Authorization; No Conflicts. (i) The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each Ancillary Document and consummation of the

Transactions. This Agreement has been, and at or prior to the Closing, each Ancillary Document to which it is a party will be, duly and validly executed and delivered by the Company. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Document to which it is a party will be, a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     (ii) The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, the consummation by the Company of the Transactions and the compliance by the Company with any of the provisions hereof and thereof (including, without limitation, the conversion provisions of the Preferred Securities) will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Restated Certificate of Incorporation or By-laws of the Company or the certificate of incorporation, charter, by-laws or other governing instrument of any Subsidiary of the Company or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (d) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by the Company of the Transactions.

     (e) Capitalization.

     (i) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Common Stock, par value $0.05 per share, of the Company (the “Common Stock”), of which as of August 21, 2007 578,073,936 shares were issued and outstanding and (ii) 1,500,000 shares of Preferred Stock, $0.05 par value, of the Company (the “Preferred Stock”) no shares of which were outstanding as of August 21, 2007. As of August 22, 2007, 250,000 shares of Preferred Stock were designated Series A Participating Preferred Stock, all of which are reserved for issuance in accordance with the Amended and Restated Rights Agreement, dated as of November 27, 2001, as amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), pursuant to which the Company has issued rights to purchase Series A Participating Preferred Stock (“Rights”). As of August 21, 2007, the Company held 438,398 shares of Common Stock in its treasury. As of August 21, 2007, there were 98,775,032 shares of Common Stock reserved for issuance in connection with employee benefit, stock option and dividend reinvestment and stock purchase plans. All of the issued and outstanding shares of the Company’s capital stock have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Other than as set forth in this subsection (e) or pursuant to this Agreement and the Certificate of Designations, (A) no equity securities or Voting Debt of the Company are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever, (B) there are outstanding no securities or rights convertible into or exchangeable for any equity securities or Voting Debt of the Company and (C) there are no contracts, commitments, understandings or arrangements by which the Company is bound to issue additional equity securities or Voting Debt or options, warrants or rights to purchase or acquire any additional equity securities or Voting Debt.

     (ii) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, and all of such shares or equity ownership interests have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     (f) Reports; Financial Statements; Controls.

     (i) Since January 1, 2005, the Company and each of its Subsidiaries has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC under the Securities Act or the Exchange Act, (ii) the Office of Thrift Supervision, (iii) the Office of the Comptroller of the Currency, (iv) the Federal Reserve Board, (v) the FDIC and (vi) any other federal, state or foreign Governmental Entity (all such reports and statements are collectively referred to herein as the “Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Reports complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which they were filed and (i) with respect to Reports filed with the SEC, did not as of the date of filing thereof with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) with respect to all other Reports, were complete and accurate in all material respects as of their respective dates. There are no facts existing as of the date hereof peculiar to the Company or any of its Subsidiaries that the Company has not disclosed in the Reports or to Purchaser in writing that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

     (ii) Each of the consolidated balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto.

     (iii) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.1(f)(iii) . The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since January 1, 2005, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its

Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

     (g) Absence of Certain Changes. Since June 30, 2007 until the date hereof, and except as publicly disclosed by the Company in the Reports filed by it with the SEC and publicly available prior to the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (ii) except for publicly disclosed ordinary dividends on the Common Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (iii) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

     (h) No Undisclosed Liabilities, etc. Neither the Company nor its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements described in Section 3.01(f), except for liabilities that have arisen since June 30, 2007 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

     (i) Compliance with Applicable Law. Each of the Company and its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any Federal, state or local governmental authority applicable to the Company or such Subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

     (j) Legal Proceedings. Except as set forth in the Reports filed and publicly available prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject (i) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (ii) relating to or which challenges the validity or propriety of the Transactions. Neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any Report or relating to any examinations or inspections of the Company or any of its

Subsidiaries and (ii) since January 1, 2005, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries.

     (k) ERISA.

     (i) All “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Title I of ERISA and are currently maintained or maintained since January 1, 2001, by either the Company or any companies which, with the Company, would be deemed to be a single employer under Section 414(b), (c), (m) or (o) of the Code (collectively, the “Company Group”) for the benefit of the Company Group employees, are collectively, for purposes of this Agreement, referred to herein as the “Company Plans”. All Company Plans that constitute employee “pension plans” as defined in Section 3(2) of ERISA that are subject to Title IV of ERISA are referred to herein as the “Company Pension Plans”. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, no non-exempt “prohibited transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Code), has heretofore occurred with respect to any Company Plan or any Company Pension Plan and, to the knowledge of the Company, no such non-exempt prohibited transaction with respect to any Company Plan or Company Pension Plan shall occur as a result of the execution and delivery of this Agreement or the Ancillary Documents and the consummation of the Transactions.

     (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in an increase in the amount of, or acceleration in the timing of payment of vesting of, any compensation payable or awarded by the Company or any of its Subsidiaries to any of its or their employees under any employment agreements, plans or programs of the Company or any of its Subsidiaries.

     (l) Taxes and Tax Returns. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

     (i) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against;

     (ii) the federal, state and local income Tax returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) and any applicable state and local tax authorities for all years to and including 2002 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP;

     (iii) there are no disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP;

     (iv) neither the Company nor any of its Subsidiaries is (A) a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

     (v) within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code;

     (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries; and

     (vii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

     (m) Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

     (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any claims, liens or encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

     (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property;

     (iii) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or its Subsidiaries;

     (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of any pending claim with respect to any Intellectual Property used by the Company or any of its Subsidiaries; and

     (v) to the knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of its Subsidiaries is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

     (n) Environmental Liability. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

     (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Company or any of its Subsidiaries;

     (ii) to the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries; and

     (iii) neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

     (o) Mortgage Banking Business. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

     (i) The Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its Subsidiaries and any Agency, Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Investor, Agency or Insurer and (iv) the terms and provisions of the note and any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

     (ii) No Agency, Investor or Insurer has (A) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of its Subsidiaries to an Investor or Agency, or with respect to any sale of mortgage servicing rights to an Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (C) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with laws.

     (iii) For purposes of this Section 3.01(o):

     (A) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) authority to determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

     (B) “Investor” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and

     (C) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, or the related collateral.

     (p) Company Information. None of the information to be contained in any document filed with any regulatory agency in connection with the transactions contemplated by this Agreement (the “Regulatory Filings”), in each case, other than Purchaser Information, as to which no representation is made by the Company, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

     (q) State Takeover Laws. The Company’s Board of Directors has taken all action necessary to render inapplicable to Purchaser the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, any similar

“moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law applicable to transactions between Purchaser and the Company.

     (r) Rights Agreement. The Company has taken all actions necessary to irrevocably amend the Rights Agreement to provide that the rights thereunder will not be triggered as a result of the Transactions, and that any Preferred Securities issued hereunder, and any shares of Common Stock issued upon conversion of such Preferred Securities, in each case held by Parent or any of its Affiliates, shall not be considered for purposes of determining whether Purchaser or any of its Affiliates shall be an “Acquiring Person” thereunder.

     (s) Status of Securities. The Preferred Securities have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Preferred Securities will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company. Not less than 111,111,112 shares of Common Stock have been duly reserved for issuance upon the conversion of the Preferred Securities. When issued upon the conversion of the Preferred Securities, such shares of Common Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

     (t) Offering of Securities. Neither the Company nor any Person acting on its behalf has offered the Preferred Securities or any similar securities of the Company for sale to, solicited any offers to buy any of the Preferred Securities or any similar securities of the Company from or otherwise approached or negotiated with respect to any of the Preferred Securities or any similar securities of the Company with any Person other than Purchaser. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Preferred Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of any of the Preferred Securities to the registration requirements of the Securities Act.

     (u) Brokers and Finders. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions, other than Goldman Sachs & Co., the fees and expenses of which will be paid by the Company.

     Section 3.02. Representations and Warranties of Purchaser. Purchaser represents and warrants to, and agrees with, the Company as follows:

     (a) Organization. Purchaser is a national banking association, duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

     (b) Authorization; No Conflicts. (i) Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Documents to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on behalf of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Document and consummation of the Transactions. This Agreement has been, and on or prior to the Closing each Ancillary Document to which it is a party will be, duly and validly executed and delivered by Purchaser. This Agreement is, and upon its execution at or prior to the Closing each Ancillary Document to which it is a party will be, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

     (ii) The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, the consummation by Purchaser of the Transactions and the compliance by Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event, which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Restated Certificate of Incorporation or By-laws of Purchaser or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument of Purchaser or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.

     (c) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation by Purchaser of the Transactions.

     (d) Securities Act. Purchaser is acquiring the Preferred Securities solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act, other than Banc of America Securities LLC, the fees and expenses of which will be paid by Purchaser.

     (e) Brokers and Finders. Neither Purchaser nor any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.

     (f) Purchaser Information. None of the information with respect to Purchaser and its Affiliates or any of their respective officers and directors that is provided to the Company by Purchaser or any of its representatives (collectively, “Purchaser Information”) specifically for inclusion in any of the Regulatory Filings, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Additional Agreements of the Parties

     Section 4.01. Taking of Necessary Action. Subject to the conditions set forth in Article V hereof, each of the parties hereto agrees to use all reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the Transactions or to evidence such events or matters.

     Section 4.02. Acquisition Proposals.

     (a) The Company covenants to and agrees with Purchaser that following the date of this Agreement, neither the Board of Directors of the Company nor any committee thereof shall (1) enter into, approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Acquisition Proposal made by any Person other than Purchaser or its Subsidiaries (a “Third Party”) or (2) approve or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal by a Third Party, unless:

     (i) the Company shall have notified Purchaser in writing that it is in discussions with any Person regarding, or otherwise is contemplating taking, any such action, at least ten Business Days prior to the delivery of the notice provided below in Section 4.02(a)(iii) (or such lesser period of time as is reasonably practicable to the extent such discussions or contemplation with respect to any such action commence fewer than ten Business Days prior to the delivery of the notice provided below in Section 4.02(a)(iii); provided that the notice under this Section 4.02(a)(i) shall be delivered no fewer than five Business Days prior to the delivery of the notice provided below in Section 4.02(a)(iii));

     (ii) the Company shall have provided Purchaser access to the Company’s management and any non-public information with respect to the Company and its Subsidiaries, in each case in a manner reasonably comparable with any such access that it has provided to such Third Party (which non-public information shall be treated by Purchaser pursuant to the terms of the Confidentiality Agreement or pursuant to an new confidentiality agreement on substantially similar terms);

     (iii) the Company shall have notified Purchaser in writing, at least five Business Days in advance of taking any such action, of its intention to take any such action and included with such notice the identity of the Third Party making such Acquisition Proposal, the most current written draft agreement relating to the transaction that constitutes such Acquisition Proposal and all related transaction agreements to which the Company would be a party;

     (iv) the Company shall have, and shall have caused its financial and legal advisers to, negotiate with Purchaser in good faith during the period following delivery of such notices (to the extent Purchaser desires to negotiate) with regard to an Acquisition Proposal by Purchaser; and

     (v) the Board of Directors shall have determined in good faith and after consultation with its outside counsel and financial advisors that the Acquisition Proposal made by such Third Party is more favorable to the stockholders of the Company from a financial point of view than any proposal committed to by Purchaser during the five Business Day period following the Company’s notice of its intention to take any such action; provided that any material amendment to the terms of such Acquisition Proposal by such Third Party shall require a new notice under Section 4.02(a)(iii) and new five Business Day advance notice period under such Section.

     (b) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its shareholders a position contemplated by Rules 14d-9(f) and 14e-2(a) promulgated under the Exchange Act with respect to an tender or exchange offer commenced by a Third Party or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of such Board of Directors, after consultation with its outside counsel, it is required to do so under applicable law.

     (c) As used in this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons relating to, in a single transaction or series of related transactions, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 50% or more of the consolidated net revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole) or (ii) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 50% of (A) the Company’s outstanding Common Stock or (B) the consolidated total assets (based on fair market value) of the Company and its Subsidiaries.

     (d) The obligations of the Company under this Section 4.02 shall continue in full force and effect until such time as Purchaser shall no longer own Preferred Securities convertible into shares of Common Stock, or shares of Common Stock issued upon conversion of the Preferred Securities, or any combination of the foregoing, in any case representing at least five percent of the Common Stock then outstanding.

     Section 4.03. Financial Statements and Other Reports.

     (a) The Company covenants that, to the extent it has not previously publicly filed such information with the SEC in an annual report on Form 10-K or periodic report on Form 10-Q, it will deliver to Purchaser:

     (i) within 40 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries (including the Company Subsidiary) for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the Company Subsidiary) as of the end of such quarterly period; and

     (ii) within 75 days after the end of each fiscal year, a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the Company Subsidiary) as of the end of such fiscal year and the related consolidated statements of income, changes in stockholders’ equity and cash flows for such fiscal year, together with the audit report of KPMG LLP or other independent public accountants of recognized standing selected by the Company.

     (b) The obligations of the Company to deliver the materials described in Section 4.03(a) shall continue in full force and effect until such time as Purchaser shall no longer own Preferred Securities convertible into shares of Common Stock, or shares of Common Stock issued upon conversion of the Preferred Securities, or any combination of the foregoing, in any case representing at least five percent of the Common Stock then outstanding.

     Section 4.04. Inspection of Property. (a) The Company covenants that it will permit representatives of Purchaser to visit and inspect, at Purchaser’s expense, any of the properties of the Company or its Subsidiaries to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request. Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchaser provides reasonable assurances that such information shall not be shared with employees of its or its Affiliates’ competing businesses or otherwise used by the Purchaser or its Affiliates to compete with the Company and its Subsidiaries) or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of a loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (iii) apply).

     (b) The provisions of paragraph (a) of this Section 4.04 shall terminate and no longer be of any effect from and after such time as Purchaser no longer beneficially owns any

Preferred Securities convertible into shares of Common Stock, or shares of Common Stock issued upon the conversion of the Preferred Securities, or any combination of the foregoing, in any case representing at least five percent of the Common Stock then outstanding.

     Section 4.05. Post-Conversion Lockup; Redemption.

     (a) Subject to the Company’s compliance with its obligations under this Agreement, Purchaser shall not, without the Company’s prior written consent, sell, transfer or otherwise dispose of any of the shares of Common Stock received upon conversion of the Preferred Securities to any Person (other than to an Affiliate that agrees in writing to be bound by the terms and provisions of this Agreement to the same extent as Purchaser) at any time during the eighteen-month period following the date of conversion. Notwithstanding the foregoing, Purchaser and its Affiliates may sell, transfer or otherwise dispose any or all of such shares of Common Stock by tendering such securities pursuant to any tender offer or exchange offer commenced by any Third Party that has not been solicited, directly or indirectly, by Purchaser or any of its Affiliates or in connection with any merger or consolidation to which the Company is a party or pursuant to a plan of liquidation of the Company; provided, however, the obligations of Purchaser under this Section 4.05 shall terminate upon the delivery of any Redemption Notice (as defined in the Certificate of Designations) by the Company.

     (b) The Company covenants and agrees that it shall not exercise any of its rights under Section 5 of the Certificate of Designations, including the delivery of any Redemption Notice (as defined in the Certificate of Designations), at any time that there exist any material ongoing business relationships between Purchaser or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, other than ordinary course lending or financing relationships.

     Section 4.06. Standstill.

     (a) Purchaser covenants to and agrees with the Company that, without the Company’s prior written consent, neither Purchaser nor any of its Affiliates will, directly or indirectly (including by way of cooperating or coordinating with any third party with respect to the following actions or by encouraging, assisting, advising or facilitating the taking of any of the following actions by any third party):

     (i) In any way acquire, offer or propose to acquire or agree to acquire Beneficial Ownership of any Voting Securities or any direct or indirect rights or options to acquire Beneficial Ownership of any Voting Securities other than those acquired by Purchaser or its Affiliates from the Company pursuant to the terms of this Agreement or the Certificate of Designations (including upon conversion of the Preferred Securities) or pursuant to a stock split, stock dividend or similar corporate action initiated by the Company;

     (ii) Make any public announcement with respect to (except to the extent otherwise required by applicable law with respect to the acquisition, conversion or exercise, as the case may be, of the Preferred Securities), or submit to the Company or any of its directors, officers, representatives, trustees, employees, attorneys, advisors, agents or Affiliates, any proposal for, the acquisition of any Voting Securities or with respect to any merger, consolidation, business combination or purchase of any substantial portion of the assets of the Company, whether or not any parties other than Purchaser and its Affiliates are involved, and whether or not such proposal might require the making of a public announcement by the Company unless the Company shall have made a prior written request to Purchaser to submit such a proposal (it being understood that any notice pursuant to Section 4.02(a) shall be deemed to constitute such a prior written request);

     (iii) Seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company by way of any public communication or communication with any Person other than the Company, or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any Voting Securities or become a “participant” in any “election contest” as such terms are defined and used in Rule 14a-11 under the Exchange Act) with respect to Voting Securities; provided, that nothing in this clause (iii) shall prevent Purchaser or its Affiliates from voting any Voting Securities then Beneficially Owned by Purchaser or such Affiliates in any manner; or

     (iv) Make a request to amend or waive any provision of this Section 4.06(a);

provided, however, that, the provisions of this Section 4.06(a) shall not apply to any acquisition of Voting Securities by Purchaser or its Affiliates on behalf of customers in the ordinary course of business of Purchaser or its Affiliates, to such Voting Securities held in the ordinary course of business for its or its Affiliates’ customers’ custodial, fiduciary, investment management or similar accounts, or to the securities underwriting, secured lending, dealing, derivatives, hedging or trading activities of Purchaser and its Affiliates in the ordinary course of their financial services business and not for the purpose of avoiding the obligations set forth in this Section 4.06(a) .

     (b) For purposes of this Section 4.06, a Person shall be deemed to “Beneficially Own” any securities of which such Person or any such Person’s Affiliates is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof or of which such Person or any of such Person’s Affiliates or associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise and “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors or any securities that are convertible into, or exchangeable or exercisable for, any such shares.

     (c) The obligations of Purchaser under this Section 4.06 shall continue in full force and effect until such time as Purchaser shall no longer own Preferred Securities convertible into shares of Common Stock, or shares of Common Stock issued upon conversion of the

Preferred Securities, or any combination of the foregoing, in any case equal to at least five percent of the Common Stock then outstanding.

     Section 4.07. Securities Laws; Legends. (a) Purchaser acknowledges and agrees that as of the date hereof neither the Preferred Securities nor the securities issuable upon the conversion of the Preferred Securities have been or will be registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchaser acknowledges that, except as provided in the Ancillary Documents, Purchaser has no right to require the Company to register the Preferred Securities or the securities issuable upon the conversion of the Preferred Securities. Purchaser further acknowledges and agrees that each certificate for the Preferred Securities shall bear a legend substantially as set forth in paragraph (b) of this Section 4.07.

     (b) Certificates for the Preferred Securities and any securities issued upon the conversion thereof shall bear legends in substantially the following form:

The securities represented by this Certificate have not
been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of
except while such a registration is in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws.

     (c) When issued pursuant hereto, the certificates evidencing the Preferred Securities shall also bear any legend required by any applicable state blue sky law.

     (d) Any holder of Preferred Securities may request the Company to remove any or all of the legends described in this Section 4.07 from the certificates evidencing such Preferred Securities by submitting to the Company such certificates, together with an opinion of counsel reasonably satisfactory to the Company to the effect that such legend or legends are no longer required under the Securities Act or applicable state laws, as the case may be.

     Section 4.08. Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares or another security of like tenor, as the case may be.

     Section 4.09. Regulatory Matters.

     (a) Purchaser and the Company shall use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Transactions. The Company and Purchaser shall have the right to consult the other, in each case subject to applicable laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other appraised of the status of matters relating to completion of the Transactions.

     (b) Purchaser and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

     (c) Purchaser and the Company shall promptly furnish the other with copies of written communications received by them or their Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Transactions (other than in respect of information filed or otherwise submitted confidentially to any such Governmental Entity).

     (d) Purchaser and the Company shall, and shall cause their Subsidiaries to, use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on them or their Subsidiaries with respect to the Transactions and, subject to the conditions set forth in Article V hereof, to consummate the Transactions and (ii) subject to the conditions set forth in Article V hereof, to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Purchaser or any of their respective Subsidiaries in connection with the Transactions, and to comply with the terms and conditions of such consent, authorization, order or approval.

     Section 4.10. Share Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock issuable upon conversion of the Preferred Securities to be, upon official notice of issuance, listed on the NYSE.

     Section 4.11. Business Strategy. The Company shall use its reasonable best efforts to implement its previously announced strategy to migrate its funding of loan origination volume to Countrywide Bank, FSB.

ARTICLE V Conditions

     Section 5.01. Conditions of Purchase. The obligations of Purchaser to purchase and pay for the Preferred Securities at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:

     (a) Representations and Warranties; Covenants.

     (i) The representations and warranties of the Company (i) contained in Section 3.01(e)(i) of this Agreement shall be true and correct in all material respects, (ii) contained in Section 3.01(g)(iii) shall be true and correct in all respects and (iii) contained in any other Section of this Agreement and in the Ancillary Documents shall be true and correct (disregarding all qualifications or limitations set forth in such representations and warranties as to “materiality”, “Material Adverse Effect” and words of similar import), except, in the case of clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, in each case on and as of the date of this Agreement or the date of such Ancillary Documents, as the case may be, and on and as of the Closing Date with the same effect as though made on and as of such respective dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date); and

     (ii) the Company shall have performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Closing.

     (b) Material Adverse Effect. There shall not have occurred, since the date hereof, any event, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

     (c) Company Certificate. The Company shall have delivered to Purchaser a certificate, dated the Closing Date, signed by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 5.01(a) and (b) have been satisfied to the best knowledge of the officer executing the same.

     (d) No Adverse Law, Action or Decision or Injunction. There shall be no law, statute, order, rule or regulation of, and no action, suit, investigation or proceeding pending by, a Governmental Entity of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the Transactions, and there shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions.

     (e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Company.

     (f) Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of Delaware.

     Section 5.02. Conditions of Sale. The obligation of the Company to sell the Preferred Securities at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

     (a) Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), and Purchaser shall have performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Closing.

     (b) Purchaser’s Certificate. An executive officer of Purchaser shall have delivered to the Company a certificate, dated the Closing Date, to the effect that the condition set forth in Section 5.02(a) has been satisfied to the best knowledge of the officer executing the certificate.

     (c) No Adverse Action or Decision or Injunction. There shall be no law, statute, order, rule or regulation of, and no action, suit, investigation or proceeding pending by, a Governmental Entity of competent jurisdiction that seeks to restrain, enjoin or prevent the consummation of the Transactions, and there shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions.

ARTICLE VI Miscellaneous

     Section 6.01. Survival of Representations and Warranties. All covenants and agreements, other than those which by their terms apply in whole or in part after the Closing Date, shall terminate as of the Closing Date. Except for the warranties and representations contained in clauses (a), (b), (c), (q) and (r) of Section 3.01, which shall survive the Closing without limitation, the warranties and representations made herein or in any certificates delivered in connection with the Closing shall survive the Closing for a period of two years and shall then expire.

     Section 6.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

(a) If to Purchaser, to:

Bank of America, N.A. Bank of America Corporate Center 100 North Tryon Street

Charlotte, NC 28255

Attention: Timothy J. Mayopoulos,
                Executive Vice President and General Counsel
Fax: (704) 370-3515

With copies to:

Cleary Gottlieb Steen & Hamilton LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20006

Attention: John C. Murphy, Jr.
                Derek M. Bush
Fax: (202) 974-1999

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

Attention: Paul J. Shim
Fax: (212) 225-3999

(b) If to the Company, to:

Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302

Attention: Sandor E. Samuels
Fax: (818) 225-4055

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention: Edward D. Herlihy
                Craig M. Wasserman
                Nicholas G. Demmo
Fax: (212) 403-2000

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

     Section 6.03. Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement, the Registration Rights Agreement, the Confidentiality Agreement and the Certificate of Designations and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the Transactions, and, other than as set forth in Section 4.07(d) and Section 6.09, are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by Purchaser of the Company prior to or after the date hereof shall stop or limit Purchaser from exercising any right hereunder or be deemed to be a waiver of any such right.

     Section 6.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same documents.

     Section 6.05. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

     Section 6.06. Public Announcements. Subject to each party’s disclosure obligations imposed by law and notwithstanding any provision to the contrary contained in the confidentiality agreement dated August 15, 2007 between the parties (the “Confidentiality Agreement”), each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Transactions, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto.

     Section 6.07. Expenses. Each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Ancillary Documents and the Transactions.

     Section 6.08. Indemnification.

     (a) The Company agrees to indemnify and hold harmless Purchaser, each person who controls Purchaser within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the “Purchaser Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 6.08(d) below) and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Loss”) arising out of or resulting from (i) subject to the standard set forth in Section 6.14, any inaccuracy in or breach of the representations, warranties or covenants made by the Company in this Agreement or any Ancillary Document or (ii) any action or failure to act undertaken by a Purchaser Indemnitee at the written request of or with the written consent of the Company.

     (b) Purchaser agrees to indemnify and hold harmless the Company and each of its officers, directors, employees, agents and Affiliates in their respective capacities as such (the “Company Indemnitees”), to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (i) subject to the standard set forth in Section 6.14, any inaccuracy in or breach of the representations, warranties or covenants made by Purchaser in this Agreement or any Ancillary Document or (ii) any action or failure to act undertaken by a Company Indemnitee at the written request of or with the written consent of Purchaser.

     (c) A party obligated to provide indemnification under this Section 6.08 (an “Indemnifying Party”) shall reimburse the indemnified parties of the other party (the “Indemnified Parties”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto. If an Indemnified Party makes a claim under this Section 6.08(c) for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Indemnifying Party reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

     (d) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.08 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense). No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

     (e) The obligations of the Indemnifying Party under this Section 6.08 shall survive the transfer, redemption or conversion of the Preferred Securities and the shares of Common Stock issued upon the conversion thereof, or the closing or termination of this Agreement and any Ancillary Document, or the Transactions. The agreements contained in this Section 6.08 shall be in addition to any other rights of the Indemnified Party against the

Indemnifying Party or others, at common law or otherwise. The Indemnifying Party consents to personal jurisdiction, service and venue in any court in the continental United States in which any claim subject to this Agreement is brought against any Indemnified Party.

     (f) The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 6.08 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim, after giving effect to any taxes payable by the Indemnified Party on receipt of any indemnification hereunder with respect to such claim and any tax benefit actually realizable (including deductions) by the Indemnified Party with respect to such claim for tax purposes.

     Section 6.09. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and Purchaser’s successors and assigns, and no other person; provided, that, subject to applicable law, Purchaser may assign its rights under this Agreement to any of its Affiliates, but no such assignment shall relieve Purchaser of its obligations hereunder. For the avoidance of doubt, none of the covenants or obligations of Purchaser hereunder shall be binding on any other Person, and no such Person shall be entitled to any of the Purchaser’s rights hereunder (other than under Section 4.07(d)), solely as a result of the transfer of any of the Preferred Securities, or shares of Common Stock issued upon conversion of the Preferred Securities, to such Person.

     Section 6.10. Remedies; Waiver. To the extent permitted by law, all rights and remedies existing under this Agreement or any Ancillary Documents are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     Section 6.11. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the Borough of Manhattan in the City of New York, New York in the event any dispute arises out of this Agreement, any of the Ancillary Documents or the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, any of the Ancillary Documents or the Transactions in any court other than a Federal or state court located in the Borough of Manhattan in the City of New York, New York.

     Section 6.12. Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

     Section 6.13. Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 6.14. Standard. Except as otherwise specifically set forth in Section 5.01(a)(i), notwithstanding anything that may be the contrary herein, no representation or warranty of the Company hereunder or in the Ancillary Documents shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and the Company shall not be deemed to have breached a representation or warranty (disregarding all qualifications or limitations set forth in such representations and warranties as to “materiality”, “Material Adverse Effect” and words of similar import) for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any of such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

BANK OF AMERICA, N.A.

By: /s/ DAVID M. BELK

Name:	David M. Belk
Title:	Senior Vice President

COUNTRYWIDE FINANCIAL CORPORATION

By: /s/ ANGELO R. MOZILO

Name:	Angelo R. Mozilo
Title:	Chairman of the Board
and Chief Executive Officer

[Investment Agreement Signature Page]

Exhibit A

Form of Certificate of Designations

[See Exhibit 3.1 to this Current Report on Form 8-K]

Exhibit B

Form of Registration Rights Agreement

[See Exhibit 4.1 to this Current Report on Form 8-K]